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                          SECOND AMENDMENT TO
                     EMPLOYMENT AGREEMENT BETWEEN
                     KV PHARMACEUTICAL COMPANY AND
                           MARC S. HERMELIN
                           ----------------


     This Second Amendment ("Second Amendment") to the Employment
Agreement between KV Pharmaceutical Company ("KV") and Marc S. Hermelin ("Hermelin") dated November 15, 1993, as amended by Amendment dated November 16, 1994 (as so amended, the "Employment Agreement") is entered into this 1st day of June 1995.

     Whereas, in order to assist KV to increase its profitability and cash flow for the fiscal year ended March 31, 1995 and current fiscal year ending March 31, 1996, Hermelin has voluntarily agreed with KV to a deferral of certain salary payable to Hermelin and to forego certain payments to which Hermelin would otherwise be entitled under his contractual arrangement with KV;

     Therefore, in consideration of the mutual agreements herein contained, KV and Hermelin agree as follows:

     1. Effective April 1, 1995, Hermelin agrees to defer the increase in Base Salary payable to Hermelin by KV under paragraph 4 of the Employment Agreement during fiscal 1996 until such time as KV achieves profitable results of operation for two quarters.

     2. The bonus payable to Hermelin under the Employment Agreement with respect to the fiscal year ending March 31, 1996 shall be capped and limited to an amount not to exceed 20% of the Base Salary payable to Hermelin in accordance with the terms of the Employment Agreement, without application of the provisions of paragraph 1 above.

     3. KV hereby grants to Hermelin, under the KV 1991 Incentive Stock Option Plan (the "Plan"), an option for a five year period from the date hereof to purchase 100,000 shares of Class B Common Stock of KV, as and to the extent the full number of such shares of Class B Common Stock is available for issuance under the Plan at the time of the exercise of such option by Hermelin at any time and from time to time or, in the alternative, so much of such option which becomes exercisable and with respect to which shares of Class B Common Stock are not available under the Plan at the time of the exercise thereof, shall be exercised for the purchase of shares of Class A Common Stock of KV, such option for the purchase of the Common Stock of KV to be exercisable at not less than 110% of the closing price of the Common Stock as of the date of this Agreement, which option shall be subject to and structured in a manner which complies with the provisions of the Internal Revenue Code of 1986, as amended, and Regulations thereunder.


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     In witness whereof, KV and Hermelin have entered into this Second
Amendment to the Employment Agreement as of the date set forth above.

KV Pharmaceutical Company


By: /s/ Gerald R. Mitchell                   /s/ Marc S. Hermelin
    ------------------------------           -----------------------------
     Gerald R. Mitchell                      Marc S. Hermelin
     Vice President-Finance



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